Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Director/PDMR Shareholding

Basingstoke, UK and Philadelphia, US – August 6, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announces that on August 5, 2008 it was notified by Mr Matthew Emmens, Chairman of the Company, of the exercise, on the same day, of the following options over ordinary shares of 5 pence each in the Company (the “Shares”).

Number of Shares under option	Option price
17,279	£3.6825
10,432	£5.26
9,511	£5.585

The Company was further notified, by Mr Emmens, on August 5, 2008, that he retains all the 37,222 Shares resulting from the exercise.

Following this transaction, Mr Emmens holds 56,444 Shares (of which 17,610 Shares are held in the form of ADRs) and options over 1,518,565 Shares (all of which have vested).  He also holds awards over 1,541,535 Shares (of which 1,428,237 Shares are held in the form of ADRs), all of which are still to vest.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE LIMITED
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX